Exhibit 99.1

ProBusiness Services, Inc. Press Release dated October 30, 2002

PROBUSINESS ANNOUNCES STOCK REPURCHASE PROGRAM

PLEASANTON, Calif., Oct 30, 2002 (BUSINESS WIRE) — ProBusiness Services, Inc. (Nasdaq:PRBZ), a leading provider of outsourced employee administrative services for large employers providing payroll, payroll tax filing, benefits administration, Comprehensive Outsourcing, human resources, and Web self-service solutions, announced today that its board of directors has approved a stock repurchase program for up to $20 million of its outstanding common stock which may be repurchased from time to time. The duration of the repurchase program is up to twenty-four months. Under the program, ProBusiness Services, Inc. can purchase shares of common stock through open market and privately negotiated transactions at prices deemed appropriate by management. The timing and amount of any repurchase transaction under this program will depend on market conditions and corporate and any regulatory considerations. The purchases will be funded from available working capital. As of September 30, 2002, ProBusiness had approximately 28.4 million shares of common stock outstanding.

About ProBusiness Services, Inc.

ProBusiness Services, Inc. (Nasdaq:PRBZ) is a leading service provider of outsourced employee administrative and HR services that streamline processes, reduce administrative costs and improve service levels for large employers nationwide. ProBusiness offers services for payroll, payroll tax filing, benefits administration, human resources, and Web self-service. Clients have the flexibility to choose either single-function back-office services or end-to-end Comprehensive Outsourcing. Comprehensive Outsourcing extends ProBusiness services with employee-facing services, such as payroll administration and employee inquiry management, through employee service centers. Complete information about ProBusiness is available at www.probusiness.com.

Note to Editors: ProBusiness Services, Inc. and the ProBusiness logo are registered trademarks of ProBusiness Services, Inc. All other trademarks and registered trademarks mentioned herein remain the property of their respective owners.

ProBusiness Services, Inc. (Investors)
Steven Klei, 925/737-3110